Exhibit 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Net income grows by 49% over prior year quarter

Olathe, Kansas (December 10, 2012) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications worldwide, today announced the financial results for its second fiscal quarter ended October 31, 2012.

Sales for the quarter were $6,138,000, which was almost identical to the $6,133,000 in sales during the second quarter of fiscal 2012.  Total sales year-to-date decreased 12%, or $1,411,000, to $10,395,000.  The overall decrease in year-to-date sales was the result of decreased sales experienced during the first quarter of the year.

Operating income for the quarter was $700,000, compared to operating income of $483,000 for the same quarter in the prior year.  For the first six months of fiscal 2013, operating income was $471,000, a decrease from $871,000 reported in the first six months of fiscal 2012.

Net income was $413,000, or $0.11 per diluted share, for the quarter ended October 31, 2012.  For the quarter ended October 31, 2011, net income was $278,000, or $0.07 per diluted share. For the six-month period ended October 31, 2012, net income totaled $252,000, or $0.06 per diluted share, while for the comparable prior year period net income was $491,000, or $0.13 per diluted share.

Sales of proprietary products and services were $3,148,000 for the quarter ended October 31, 2012, an increase of 33%, or $787,000 from the previous year quarter.  Proprietary product sales increased $130,000, or 3%, to $4,854,000 for the six-month period ended October 31, 2012 compared to $4,724,000 in the comparable period of the prior fiscal year.  Sales of wireless remote monitoring and industrial data communication solutions increased almost 22%, or $393,000, from the previous year to $2,192,000 for the current quarter.  This overall increase in sales was driven by increased customer orders for Watchdog remote monitoring equipment and recurring data management services combined with increased sales of Director series products.  In addition, sales of Radix and eXtremeTAG mobile data acquisition solutions increased by $417,000, or 97%, for the period as compared to the prior year.

Sales for the Company’s custom Electronic Manufacturing Services (“EMS”) business segment decreased 21% to approximately $2,990,000 for the quarter ended October 31, 2012, a decrease of $782,000 from $3,772,000 in the prior fiscal year.  Fiscal year-to-date EMS sales were $5,541,000, a decrease of 22%, or $1,541,000, from $7,082,000 in the six-month period ended October 31, 2011.

The Company expects that total sales for its proprietary products and services will continue to increase during the second half of the fiscal year due to its continued investments in both sales and marketing and new product development.  The Company anticipates that each of the major proprietary product lines; wireless remote monitoring solutions, industrial data communications, and mobile data acquisition systems, will generate increases in sales over the next few quarters.  The Company also believes that EMS sales will grow modestly over the longer term based upon the current scheduled orders in backlog, the anticipated addition of new EMS customers, and renewed investment in sales and marketing that will focus on customers that can benefit from the Company’s proprietary technology solutions.

Total backlog at October 31, 2012 was approximately $10,638,000, an increase of $2,733,000, or 35%, from a total backlog of $7,905,000 on April 30, 2012.  The increase in backlog was primarily due to an increase in EMS bookings during the quarter combined with an increase in proprietary product backlog.

Gross margin for the quarter ended October 31, 2012 was approximately 39%, or $2,410,000, versus 34%, or $2,097,000 for the quarter ended October 31, 2011.  The increase in both gross margin dollars and gross margin percentage for the quarter was a function of the overall increase in sales volume and the product mix between higher margin proprietary product sales and EMS revenues.  Gross margin for the six-month period also increased to 37% of sales, or $3,800,000 from a gross margin of 35% of sales or $4,101,000 from the six-month period ended October 31, 2011.  The reduction in gross margin dollars was the direct result of lower overall sales during the year-to-date period while the increase in gross margin percentage during the same period was due to the increase in proprietary product sales as a percentage of total sales.

Total selling, general and administrative expenses were approximately $1,710,000 during the quarter ended October 31, 2012 compared with $1,614,000 in the comparable quarter of the prior fiscal year.  The increase of $96,000, or 6%, resulted from increases in research and development costs and sales and marketing expenses.  The increase in research and development costs included continued investment in engineering design personnel engaged in new product development.  Selling and marketing expenses increased as a result of additional sales resources and an increase in product support and installation expenses linked to the increased number of active units deployed in the field.  Selling, general and administrative expenses totaled $3,329,000 and $3,230,000, for the six-month periods ended October 31, 2012 and 2011, respectively.

Karl B. Gemperli, Chief Executive Officer, stated, “We are pleased to report this latest fiscal quarter which reflects revenue growth, enhanced gross margin, and a substantial increase in earnings compared to last year.  Sales increased 44% over the first quarter with strong growth in our proprietary products and services, including our wireless remote monitoring, secure industrial communication, and mobile data acquisition product sales.  Elecsys continued to reliably deliver innovative, dependable products to our select OEM partners during the quarter as we build stable, long-term business in our electronic design and manufacturing services segment.”

Gemperli continued, “With the return of meaningful growth in our national economy still uncertain, we are steadfast in our resolve to expand Elecsys through targeted strategic investments.  We remain committed to developing new products and technologies and expanding sales of both proprietary and OEM products into new markets with substantial new business potential.  Although economic uncertainties still abound, we anticipate positive trends in both revenues and earnings during the coming quarters.”

About Elecsys Corporation

Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy, agriculture, safety and security systems, water management, and transportation.  Elecsys proprietary equipment and services encompass wireless remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and equipment under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies and integrated display modules for multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2012. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2012	2011	2012	2011
Sales	$6,138	$6,133	$10,395	$11,806
Cost of products sold	3,728	4,036	6,595	7,705
Gross margin	2,410	2,097	3,800	4,101

Selling, general and administrative expenses:
Research and development expense	427	368	834	710
Selling and marketing expense	582	526	1,107	1,085
General and administrative expense	701	720	1,388	1,435
Total selling, general and administrative expenses	1,710	1,614	3,329	3,230

Operating income	700	483	471	871

Financial income (expense):
Interest expense	(15)	(39)	(36)	(96)
Other income (expense), net	(2)	(1)	(2)	(1)
	(17)	(40)	(38)	(97)

Net income before income taxes	683	443	433	774

Income tax expense	270	165	181	283

Net income	$413	$278	$252	$491

Net income per share information:
Basic	$0.11	$0.07	$0.06	$0.13
Diluted	$0.11	$0.07	$0.06	$0.13

Weighted average common shares outstanding:
Basic	3,887	3,789	3,886	3,789
Diluted	3,927	3,903	3,926	3,919

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	October 31, 2012	April 30, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$527	$136
Accounts receivable, net	1,778	2,631
Inventories, net	6,041	5,940
Other current assets	899	826
Total current assets	9,245	9,533

Property and equipment, net	5,205	5,295

Goodwill	1,942	1,942
Intangible assets, net	1,785	1,886
Other assets, net	49	51
Total assets	$18,226	$18,707

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,174	$825
Accrued expenses	1,098	1,393
Income taxes payable	--	5
Current maturities of long-term debt	183	181
Total current liabilities	2,455	2,404

Deferred taxes	486	485
Long-term debt, less current maturities	2,712	3,554

Stockholders' equity:
Common stock	39	39
Additional paid-in capital	11,223	11,166
Retained earnings	1,311	1,059
Total stockholders' equity	12,573	12,264
Total liabilities and stockholders' equity	$18,226	$18,707